Exhibit 1.1

BYLAWS

“AES Gener S.A.”

First Heading:	Name, Address, Duration and Objective

First Article

A Corporation is established with the trade name “AES Gener S.A.” for all legal purposes. This Corporation will be governed by the present bylaws and, in the silence of these, for all legal requirements and regulations that are applicable to this society.

Second Article	The Legal Address of the Corporation will be the city of Santiago, municipality of the same name, allowing it to establish agencies or branches in other areas of the country or overseas.

Third Article	The duration of the Corporation will be indefinite.

Fourth Article

The Corporation will have the following objectives: The exploitation of the generation, transmission, purchase, distribution, and sale of electric energy or of any other nature. The sale, extraction, exploitation, processing, distribution, commercialization, and sale of solid, liquid, and gaseous combustibles, the sale and rendering engineering services for maintenance and machine shops projects. The rendering of port and pier services through a subsidiary company or associated in which the company holds a minority ownership interest, the rendering of port services, exploitation of piers, cargo terminal, stores, storage facilities, and whatever class of ships whether owned by the company or belonging to third parties, in their all forms, to act as a ship owner and shipping agent in any of the forms contemplated by law, the transportation of cargo in whatever form or nature, be it national or international, maritime or by land, multi-modal or other, the obtainment, transfer, purchase, renting, pledging, and in general, exploitation in whatever form, the concessions that are referred to in the General Law of Electrical Services, the maritime concessions and the water utilization rights of any nature; the investment in property, furniture and real estate; and the organization and construction of companies of any nature, whether they be of the subsidiary type, associated or not associated, whose objectives would be related to with energy in any of its forms or the supplying of public services or those which are principally in the supplying of electric energy, or even those that correspond to whatever of these activities defined before. In order to comply with this final objective the Corporation can: a) administer the investment that it makes in each of the companies that it creates or in those in which it makes a contribution, b) propose to the companies that it creates or those in which it makes contributions, the policies of: investment, financing, and commercialization, of which those will be submitted for the approval of the Stock Holders Meeting, as well as the accounting systems and criteria that said societies must adhere to, c) supervise and coordinate the management of the companies that it creates and those in which it makes contributions, d) provide to the companies that it creates or those in which it makes a contribution, with management or accounting services, consulting in: financial, commercial, technical, and legal areas, and in general the services of whatever nature that appear as necessary for its better performance.

In the event of creating companies by making contributions of assets directly related with the generation of electricity, the corporation will maintain at least 51 per cent of the ownership in said companies.

SECOND HEADING:	Capital and Stock Shares

Fifth Article	The capital of the company is 963,767,135,280 pesos divided in 8,779,947,241 shares from one series and without nominal value, which are subscribed and paid as indicated in article first transitory.

Sixth Article	The stock shares will be registered and their subscription must be recorded in writing in the form that is determined in the legal requirements and regulations in force. The transfer and transmission will be done in conformity with said requirements.

Seventh Article

The Corporation will not recognize fractions of stock shares. In the case that one or more stock shares belong to several persons, the co-owners will be obligated to designate a representative who will act before the Corporation.

Eighth Article	The unpaid balances of subscribed and unpaid stock shares, will be readjusted in the same proportion in which the value of the “Unidad de Fomento”, “U.F” varies.

Ninth Article

The stock holders are only responsible for the payment of their stock shares and are not obligated to return to the company fund the amounts that they may have received on the authority of the gain. In the case of a transfer of stock shares subscribed but not paid, the transferor will respond only with the transferee, the payment of the  value, duly recorded in the certificate of title, the payment conditions of the action.

Tenth Article

The individual agreements between the stock holders relative to the cession of stock shares, will be deposited in the Corporation and will be at the disposition of the other stock holders and interested third parties, and a reference will be made in relation to them in the Registry of Stock Holders. If these agreements are not performed in this way, such agreements will be taken as unwritten.

Eleventh Article

The Registry of Stockholders, mentions that must be contained in the stock certificates and the procedure in case of destruction or loss of certificates will have to comply with the pertinent legal rules and regulations.

THIRD HEADING:	The Administration

Twelfth Article	The Corporation will be administered by a Board of Directors composed of seven regular and seven alternate Directors, all re-electable, who can or can not be stock holders of the Corporation.

Thirteenth Article

The members of the Board of Directors will be elected in the Ordinary General Stock Holders Meeting.  The Board of Directors will last a period of three years, at which time they must be totally renovated or re-elected.

Fourteenth Article

The meetings of the Board of Directors shall constitute with the absolute majority of the directors and the agreements shall be reached by absolute majority of the directors present with righting votes. In the event of a tie, the vote of the person chairing the meeting shall decide. The agreements on the transactions (a) referred to in article 44 of the act of stock corporations and (b) subscribed by the company, directly or through another entity member of its holding, with related parties but not affiliates, shall be adopted with the vote of at least a director member of the Committee of Directors referred to in article 50 bis of the act on stock corporations and independent of the controlling shareholders according to such article, if applicable. Under no circumstance, the company may or allow its subsidiaries to grant loans to the shareholder controlling the company or the persons related to it that are not affiliates of the company.

Fifteenth Article

The Board of Directors will meet al least one time a month and at each time that the corporate interests require it.  There will be ordinary and extraordinary sessions. In relation to the first type, these will be performed on the dates pre-established for the same Board of Directors.  In relation to the second type,  these will be realized when summoned by the President himself or at the petition of one or more of the Directors.  In the extraordinary sessions only the issues of those matters that are specifically pointed out in the notice of the meeting may be dealt with.  In the first meeting after the General Stockholders' Meeting in which their election has taken place, the Board of

Directors will elect a President from among themselves, who will also serve as the President of the Corporation.

Sixteenth Article	The members of the Board of Directors will not be paid.

Seventeenth Article

The Board of Directors of the Corporation will represent the Corporation in judicial and non-judicial actions in the fulfillment of the Corporate Purpose, which is not necessary to justify before third parties, it is conferred all the administrative powers and requirements that the Law or the Bylaws do not establish as privative to the General Stock Holders Assembly, without being necessary give to any special power, even for those acts or contracts in respect to which laws demand this circumstance. The before mentioned does not obstruct the judicial representation that is competition of the General Manager. The Board of Directors can delegate part of their powers to the General Manager, Managers and Lawyers of the Corporation, one Director, or in a commission of Directors, and for specially determined objectives, other persons.

Eighteenth Article

The Corporation will have a General Manager, that will be designated by the Board of Directors and who will have all the power as a commercial agent and all those which are expressly given to him by the Board of Directors.  The position of General Manager is incompatible with that of the President, Director, Auditor or Accountant of the Corporation.

FOURTH HEADING:	THE MEETINGS

Nineteenth Article

The stockholders will meet in Ordinary and Extraordinary meetings. The first category will be done once a year within the four month period following the General Balance in order to decide in respect to the matters proper to their knowledge, without being necessary to point them out in the respective notification of a meeting. The second type of meeting may be done during whatever time, when it is demanded by the corporate necessities, in respect to whatever subject that the law or these bylaws make known to the Stockholders' Meetings and provided when such matters are pointed out in the corresponding citation. The citations to the Ordinary or Extraordinary meetings will not be necessary when in the respective assembly there are represented the total of all the stock shares validly emitted. When a Extraordinary meeting must decide over matters pertaining to an Ordinary Meeting, its function and agreements will be subject to the pertinent applicable quorums of this last case of meetings.

Twentieth Article

Matters of the Ordinary Meeting are: FIRST) The examination of the situation of the Corporation, the reports of the Account Inspectors and External Auditors, and the approval or rejection of the Annual Report, Balance, Financial Statements and Financial demonstrations presented by the administrator or inspectors of the Corporation SECOND) The distribution of profits for each period and, especially, the distribution of dividends THIRD) The election or renewal of the members of the Board of Directors of the liquidators and of the inspectors of the administration and FOURTH) In general, whatever subject of interest to the Corporation that does not pertain to the Extraordinary meeting. The Ordinary meetings must annually appoint independent external auditors with the objective of examining the accounting, inventory, balance, and other financial statements, duly informing, in writing to the next Ordinary meeting concerning the performance of their term in office.

Twenty-first Article

The following are matters of the Extraordinary Stockholders' Meeting: First) The dissolution of the Corporation, Second) The transformation, fusion or division of the Corporation and the reform of its bylaws, Third) The emission of bonuses and debentures convertible in stock shares, Fourth) The alienation of the assets of the Corporation in the terms of Article 67 of the Corporations Law or of the 50% or more of its liabilities, Fifth) The grant of real or personal guarantees in order to pledge third party obligations and Sixth) All the other matters which by  law or bylaws correspond to its awareness or to the Extraordinary Stockholders' Meetings competition. The matters referred to in numbers First), Second), Third), and Fourth) can only be decided on at a stock holders meeting held in the presence  of a public notary who will have to certify that the minutes of the meeting are accurate.

Twenty-second Article

The Stockholders' Meetings will be called by the Board of Directors of the Corporation and the call will be done in the form of a highlighted announcement which will be published at least three times in different days, in the newspapers designated by the Stockholders' meeting. Besides, an announcement will have to be mailed to each stockholder with a minimum advance notice of fifteen days before the date of the celebration of the meeting. The announcement will have to make a reference to the matters to be discussed in the meeting. The omission of this obligation will not affect the validity of the call, though the Directors, liquidators, and Managers of the infringing corporation will respond for the damage that their action may cause to the stockholders, notwithstanding the administrative penalties that the “Superintendency of Securities and Insurance” (Superintendencia de Valores y Seguros) may apply. However, all the meetings with the attendance of the totality of those stockholders with voting rights could be carried out, even though the formality for their respective calls would not have been accomplished. The celebration of any meeting will have to be communicated to the “Superintendency of Securities and Insurance”(Superintendencia  de Valores y Seguros) with an advance warning of no less than fifteen days.

Twenty-third Article

Shareholders Meetings will be held in the first call with the absolute majority of the issued shares with voting rights, and in the second call with those present or represented, no matter their number, and resolutions will be passed with the affirmative vote of the absolute majority of the shares present or represented with voting rights, unless the Law or by-laws require a superior quorum. The announcements for a second meeting will only be published if the first meeting has failed, and in any case, the new meeting will have to be held within the forty-five day period following the date fixed for the first meeting.

The meeting will be chaired by the Chairman of the Board of Directors or the person who substitutes him and will act as a Secretary the person holding such position, when there is one, or the Manager, in his absence.

Twenty fourth Article

The agreements on the (1) approval of transactions to which article 44 of the act on stock corporations refers in those cases in which they must be approved by extraordinary shareholders meetings, (2) approval of contributions and estimate of non-cash assets,  (3) modification of the powers reserved for the shareholders assembly or the limitations to the powers of the Board, (4) increase or decrease of the number of members of the board of directors of the company and (5) modification of article 14, this article 24 and paragraphs second and following of article 30 shall require the vote of eighty-five percent (85%) of the shares issued with voting rights.

Twenty-fifth Article

The only people allowed to participate in the Meetings and exercise their right to vote and speak are, the stock owners of the stock shares inscribed in the Stockholders' Registry with five work days of anticipation to the one in which the meeting will be held. The stock owners with no voting rights, and the members of the Board of Directors and the Managers who are not stock holders, will be able to participate in the General Meeting with the right to speak.

Twenty-sixth Article

The stockholders can be represented in the Meetings by another person, even if he is not a stockholder. The representation will have to be stated in writing, for the total of the stock shares for which the owner is a holder as of the date designated in the preceding article.

Twenty-seventh Article	The stockholders shall have one voting right per share owned or represented, being able to accumulate or distribute the votes as they may determine.

FIFTH HEADING:	Balance, Founds and Profits.

Twenty-eighth Article

As of the thirty-first of December of every year, a General Balance of the Corporation’s operations will be done which the Board of Directors will present before the Ordinary Stockholders' Meeting,  accompanied by a reasoned annual report about the Corporation’s situation and the state of profits and losses and a report from the Account Inspectors and External Auditors.

Twenty-ninth Article

On a date no later than the one of the first call for an Ordinary Stockholders' Meeting, the Board of Directors is entitled to send to each of the stockholders inscribed in the respective Registry, one copy of the Balance and of the Annual Report of the Corporation. This will include the External Auditors’ Report and their respective notes. The General Balance and the Profit and Loss Statement accurately audited and all the other information required by the “Superintendency of Securities and Insurance” (Superintendencia de Valores y Seguros) will be published, only once, in a newspaper with wide circulation in the place of the legal address of the corporation.  This must be done with no less than ten days and no more than twenty days prior to the date in which the Meeting will be carried out.  In addition, the documents mentioned will have to be presented within this same term before the “Superintendency of Securities and Insurance” (Superintendencia de Valores y Seguros) in the number of issues that this institution determines.

The Annual Report, Balance, Inventory, Minutes of the Board of Directors and Meetings, books and prosecutors, will have to be at the stockholders’ disposal in the Corporation’s office during the fifteen days prior to the meeting. If the General Balance and the Profit and Loss Statement were altered by the meeting, the pertaining modifications will be mailed to the stockholders within the following fifteen days of the date of the Meeting and will be published in the same newspaper in which they were published before, within the same term.

Thirtieth Article

In accordance with the law, unless otherwise established by the corresponding assembly by the unanimity of the shares present or represented with voting rights, the company shall annually distribute as dividend in money to its shareholders, at prorate of their shares, the mandatory minimum dividend. The dividends in excess of the mandatory minimum aforementioned, whether in cash or in kind, shall only be agreed if: (i) the risk rating of the debt of the company is, at least, BBB- or Baa 3 according to at least two of the risk rating agencies Standard & Poor’s Rating Services, Moody’s Investors Services Inc. and Fitch Ratings Limitada or its successors, and before such dividend the company has received confirmation from the risk rating agencies giving such rating indicating that as a result of that dividend, the risk rating of the company shall not be lower than BBB- or Baa 3, or (ii) The ratio of the interest coverage of the company based on the terms of the documents to be subscribed by the company as a result of the bond issuance of the company in the first semester of 2004 is equal to or higher than 2.4 for the last four immediately preceding quarters, considering that the total amount of dividends paid according to this paragraph (ii) during any quarter of an accounting year shall not exceed the equivalent to US$40 million. The preceding provisions, if applicable, shall apply to the capital reductions and other distributions made by the company to its shareholders.

SIXTH HEADING:	Dissolution and Liquidation

Thirty-First Article

The dissolution of the Corporation will be verified in the cases foreseen bylaw. The anticipated dissolution will be only agreed upon at an Extraordinary Stockholders' Meeting with the approving vote of two thirds part of the emitted stock shares.

Thirty-Second Article

Once the Corporation is dissolved, the liquidation will be practiced by a Liquidator Commission, formed by three persons, whether stockholders or not, elected at the Stockholders' General Meeting. These persons will have the power, duties, and obligations established in the law or in the rules and regulations. In case of a dissolution decreed by executed verdict, the liquidation will be practiced in the form established by law. If the Corporation is dissolved because of the reuniting of all the stock shares by one person, liquidation will not be necessary.

Thirty-third Article

The liquidators will call for a Stockholders' General Meeting in the month of April of every year, in order to give an account of the Liquidation Statement. If, in the period of two years, the liquidation is not finished, there will be a new election of liquidators, being possible for the same ones to be reelected. The liquidator’s position is remunerated, the Ordinary Stockholders' General Meeting is the one in charge of establishing this remuneration. The position of liquidator is revocable by the Ordinary or Extraordinary Stockholders' Meeting. The liquidators will leave the position due to legal disablement or due to their declaration of bankruptcy.

SEVENTH HEADING:	GENERAL REQUIREMENTS

Thirty-fourth Article

The differences that may arise among the stockholders, in their capacity, or between them and the company or its administrators, whether during its operation or during its liquidation, will be resolved by an arbitrator appointed in accordance with the two parties. This person will act as an arbitrator regarding the procedure, but will have to judge according to law. If there is such agreement, the Arbitrator will be named by the civil justice at the request of any of them.

Thirty-fifth Article	In the silence of these Bylaws and in everything that is not expressly foreseen in them, the requirements of

Law number eighteen thousand forty six will prevail, and its modifications and regulations.

First Transitory Article:

The capital of the company of 963,767,135,280 pesos divided in 8,779,947,241 shares from one series and without nominal value, has been subscribed, shall be subscribed, has been paid and shall be paid, as follows:  1) With 660,615,361,080 pesos divided in 5,672,752,777 shares, fully subscribed and paid before this date, such value recognizes its legal revaluation as of December 31, 2003; 2) With 228,906,774,200 pesos, divided in 2,289,067,742 shares to be issued, subscribed and paid with charge to the capital increase approved by the extraordinary shareholders assembly held on September 14, 1998 through the conversion of bonds into shares within the deadline due on February 23, 2005; and 3) With 74,245,000,000 pesos divided in 818,126,722 shares to be issuedm subscribed and paid with charge to the capital increase approved by the extraordinary shareholders assembly held on this date March 10, 2004

Second Transitory Article:	Deleted.

Third Transitory Article:	deleted.

Santiago, January 30, 2004